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                                                                    EXHIBIT 5.1


                                  June 3, 1999




Boyd Gaming Corporation
2950 South Industrial Road
Las Vegas, Nevada  89109-1100

Gentlemen:

        At your request, we have examined the Registration Statement on Form S-8 executed by you on June 1, 1999, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 50,000 shares of your common stock (the "Common Shares") issuable upon exercise of options which will be granted pursuant to the 1993 Directors' Non-Qualified Stock Option Plan (the "Plan").

        As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the Common Shares or options to purchase Common Shares under the Plan (the "Plan Shares") and such documents as we have deemed necessary to render this opinion.

        Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable Common Shares.

        We consent to the use of this opinion as an exhibit to the Registration Statement.



                                      Very truly yours,


                                      /s/ Morrison & Foerster LLP